Exhibit 99.1

NEWS
FOREST OIL CORPORATION 1600 BROADWAY, SUITE 2200 DENVER, COLORADO 80202	FOR FURTHER INFORMATION CONTACT: MICHAEL N. KENNEDY MANAGER—INVESTOR RELATIONS 303.812.1739

FOR IMMEDIATE RELEASE

FOREST OIL ANNOUNCES PRICING OF COMMON STOCK OFFERING

        DENVER, COLORADO—May 26, 2004—Forest Oil Corporation (Forest) (NYSE:FST) today announced that it has priced a public offering of 4.58 million shares of common stock at a price to the public of $24.40 per share. All shares are being sold by Forest.

        Forest expects the issuance and delivery of the shares to occur on June 2, 2004. Forest also has granted the underwriters a 30-day option to purchase up to 450,000 additional shares of its common stock solely to cover over-allotments, if any.

        Net proceeds from the offering will be approximately $106.9 million (before the exercise of the over-allotment option), after deducting underwriting discounts and commissions and the estimated expenses of the offering. Forest intends to use to the net proceeds from the offering to partially fund its recently announced tender offer to purchase The Wiser Oil Company (Wiser) (NYSE:WZR) or, if the Wiser acquisition is not completed, to reduce borrowings under Forest's credit facility.

        The offering was led by Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint book-runners and co-lead managers and Credit Suisse First Boston as a co-lead manager. Others in the underwriting group included: Raymond James & Associates, Inc., First Albany Capital Inc., Howard Weil, a division of Legg Mason Wood Walker, Inc., and Johnson Rice & Company LLC. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. When available, copies of the prospectus supplement relating to the offering may be obtained from the offices of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, telephone: 718.765.6732 or the offices of J.P. Morgan Securities Inc., Chase Distribution & Support Service, 1 Chase Manhattan Plaza, Floor 5B, New York, NY 10081 (copies can also be obtained by e-mail at: Addressing Services@jpmchase.com).

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state. The offering may be made only by means of a prospectus and related prospectus supplement.

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        This announcement is neither an offer to purchase nor a solicitation of an offer to sell shares of The Wiser Oil Company. At the time the subsidiary of Forest Oil commences its offer, it will file a Tender Offer Statement with the Securities and Exchange Commission (the "SEC") and will file a Solicitation/Recommendation Statement with respect to the offer. THE TENDER OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND

ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

        The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of The Wiser Oil Company, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by Forest with the SEC) and the Solicitation/Recommendation Statement will also be available for free at the SEC's website at http://www.sec.gov. Investors and security holders are strongly advised to read both the Tender Offer Statement and the Solicitation/Recommendation Statement regarding the tender offer referred to in this press release when they become available because they will contain important information.

FORWARD-LOOKING STATEMENTS

        This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2003 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

        Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Texas, Louisiana, Oklahoma, Utah, Wyoming and Alaska, and in Canada in Alberta. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit our website at www.forestoil.com.

May 26, 2004

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